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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2011

Santander Holdings USA, Inc.

(Exact name of registrant as specified in its charter)

Virginia	1-16581	23-2453088
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 State Street, Boston, Massachusetts		02109
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 346-7200

n/a
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events

On December 2, 2011, Sovereign Bank, a federal savings bank (the “Bank”), a wholly owned subsidiary of Santander Holdings USA, Inc., announced that it has commenced a fixed price cash tender offer for any and all $499.5 million outstanding principal amount of its 5⅛% Subordinated Notes due March 15, 2013 (the “Notes”). Upon the terms and conditions of the tender offer, the Bank will pay a purchase price (the “Purchase Price”) of $1,020 per $1,000 principal amount of the Notes accepted for payment pursuant to the tender offer.  In addition, holders whose Notes are purchased pursuant to the tender offer will be paid accrued and unpaid interest on their Notes purchased pursuant to the tender offer to, but not including, the settlement date for the tender offer.  The Bank expects the settlement date to occur on the first business day following the expiration of the tender offer. The Bank expects to use available cash to pay for the Notes.

The tender offer will expire at 5:00 p.m., New York City time, on December 12, 2011, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Expiration Time”). Holders of Notes must validly tender (and not validly withdraw) their Notes on or prior to the Expiration Time in order to be eligible to receive the Purchase Price. Notes tendered pursuant to the tender offer may be withdrawn at any time prior to the Expiration Time but not thereafter.

 A copy of the press release announcing the Tender Offer is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release of Sovereign Bank, dated December 2, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTANDER HOLDINGS USA, INC.

Dated: December 2, 2011	By: /s/ Christopher K. Pfirrman
Name: Christopher K. Pfirrman
Title: Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release of Sovereign Bank, dated December 2, 2011.